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                              Abbott Laboratories
                             100 Abbott Park Road
                       Abbott Park, Illinois 60064-3500


July 26, 1996


Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-3500


Gentlemen:

     I am Senior Vice President, Secretary and General Counsel of Abbott Laboratories, an Illinois corporation, and have advised Abbott Laboratories in connection with the proposed offering of 10,511,147 shares of the common stock, without par value, of Abbott Laboratories (the "Shares") pursuant to certain incentive stock programs, which incentive stock programs are more fully described in the Registration Statement on Form S-8 to which this is an exhibit (the "Registration Statement"). The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection with the proposed offering and registration, I, or members of my staff, have examined or are otherwise familiar with:

     (i)   the Registration Statement,

     (ii)  the Restated Articles of Incorporation of Abbott Laboratories,

     (iii) the By-laws of Abbott Laboratories,

     (iv)  the Abbott Laboratories 1986 Incentive Stock Program,

     (v)   the Abbott Laboratories 1991 Incentive Stock Program,

     (vi) the Abbott Laboratories 1996 Incentive Stock Program (the Abbott Laboratories 1986 Incentive Stock Program, the Abbott Laboratories 1991 Incentive Stock Program, and the Abbott Laboratories 1996 Incentive Stock Program being referred to herein as the "Programs"), and

     (vii) the minutes of all of the meetings of the board of directors of Abbott Laboratories and of the shareholders of Abbott Laboratories relating to the establishment of the Programs or the award of benefits under the Programs.

     In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.


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Abbott Laboratories
July __, 1996
Pages 2 of 2


     On the basis of such examinations, I am of the opinion that:

     1. Abbott Laboratories is a corporation duly organized and validly existing under the laws of the State of Illinois with full corporate power and authority to issue the Shares and having authorized capital of 1,200,000,000 Common Shares, of which 780,903,826 were outstanding on July 24, 1996 and 1,000,000 cumulative preferred shares, par value $1.00 per share, none of which are outstanding.

     2. As of July 24, 1996, 10,511,147 shares of Common Stock were reserved for issuance upon the exercise of options or the grant of benefits under the 1996 Incentive Stock Program.

     3. All of the legal and corporate proceedings that are necessary in connection with the grant of benefits under the Programs and the authorization and issuance of the Shares pursuant thereto have been duly taken and, after those Shares have been issued in accordance with the provisions of the Programs will be legally issued, fully paid and nonassessable outstanding common shares of Abbott Laboratories.

     I hereby consent to the use of this legal opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Very truly yours,


/s/ Jose M. de Lasa
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Jose M. de Lasa
Senior Vice President,
Secretary and General Counsel

JMdL:jab